EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2015

ELK GROVE VILLAGE, Ill., Dec. 11, 2014 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2014.

Revenues increased to $61.5 million for the second quarter of fiscal 2015 from $56.6 million for the same quarter in the prior year. Net income decreased to $146,429 in the second fiscal quarter compared to $784,654 for the same period in the prior year. Basic and diluted earnings per share were each $0.04 for the quarter ended October 31, 2014 compared to basic and diluted earnings per share of $0.20 and $0.19, respectively, for the same quarter in fiscal 2014.

For the six months ended October 31, 2014, revenues increased to $116.5 million compared to $112.7 million for the same period ended October 31, 2013. Net income for the period ended October 31, 2014 was $163,239 compared to $1,752,121 for the same period in the prior year. Basic and diluted earnings per share for the six months ended October 31, 2014, were each $0.04, compared to basic and diluted earnings per share of $0.44 and $0.43, respectively, for the six months ended October 31, 2013.

Commenting on SigmaTron's second quarter fiscal 2015 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "I am pleased to report that SigmaTron was profitable for the second quarter of fiscal 2015. During the second fiscal quarter SigmaTron recorded approximately $530,000 in income tax expense due to its inability to utilize a foreign tax credit related to a dividend repatriation. We posted a pre-tax profit of $949,811 with income tax expense of $165,157 for the second quarter of fiscal 2014 compared to pre-tax profit of $723,254 and income tax expense of $576,825 for this quarter. Clearly the income tax expense had a significant negative impact on our net income for the quarter.

"While we continue to experience volatile demand from our customer base, revenue was back on track after our disappointing first quarter of fiscal 2015. From our perspective, the general economy remains sluggish and volatile and margin pressures continue.

"With that said, we remain cautiously optimistic going forward as several new customers are scheduled to begin production with us in the third and fourth quarters of fiscal 2015. We anticipate that these customers will continue to diversify the markets we serve and hopefully will help stabilize our revenue base.

"I am also pleased to report that at the end of the second quarter we signed an agreement with our bank, Wells Fargo, N.A., extending our loan agreement for 3 years. The new agreement will help support the potential future revenue growth we see at this time. We are thankful for the bank's continuing support of the Company.

"We expect to continue to encounter volatile customer demand and pricing pressures for the balance of fiscal 2015, and will continue our efforts to best manage those challenges while positioning the Company for growth."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China; and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2014	2013	2014	2013

Net sales	$61,533,519	$56,577,287	$116,480,996	$112,743,348

Cost of products sold	55,719,766	50,581,151	105,920,795	100,458,804

Gross profit	5,813,753	5,996,136	10,560,201	12,284,544

Selling and administrative expenses	4,847,801	4,839,754	9,362,012	9,695,312

Operating income	965,952	1,156,382	1,198,189	2,589,232

Other expense	242,698	206,571	459,369	399,081

Income from operations before income tax	723,254	949,811	738,820	2,190,151

Income tax expense	576,825	165,157	575,581	438,030

Net income	$146,429	$784,654	$163,239	$1,752,121

Net income per common share -- basic	$0.04	$0.20	$0.04	$0.44

Net income per common share -- assuming dilution	$0.04	$0.19	$0.04	$0.43

Weighted average number of common equivalent shares outstanding - assuming dilution	4,120,178	4,037,627	4,118,711	4,028,681

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2014	2014

Assets:

Current assets	$86,449,480	$83,170,480

Machinery and equipment-net	33,868,615	32,692,908

Intangibles	5,392,208	5,602,754
Goodwill	3,222,899	3,222,899
Other assets	1,066,810	790,390

Total assets	$130,000,012	$125,479,431

Liabilities and stockholders' equity:

Current liabilities	$40,408,050	$37,010,798

Long-term obligations	33,841,000	33,062,290

Stockholders' equity	55,750,962	55,406,343

Total liabilities and stockholders' equity	$130,000,012	$125,479,431
CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095